CUTLER & CO LLC

Certified Public Accountants

Exhibit 16.1

January 11, 2016

Securities and Exchange Commission

100 F. Street

Washington, DC 20549 - 7561

Re: Canfield Medical Supply, Inc.

Commission File No. 333-182639

We have read the statements that we understand Canfield Medical Supply, Inc. will include under Item 4.01 of the Form 8-K report dated January 11, 2016 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Cutler & Co., LLC

Cutler & Co., LLC

Wheat Ridge, Colorado

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 - P 303-968-3281 - F 303-456-7488